                                                                    EXHIBIT 10.1

                                 AMENDMENT NO. 3
                                     TO THE
                        VISUAL CONTENT SERVICES AGREEMENT
                                     BETWEEN
                                  EBAY AND IPIX

                          EFFECTIVE AS OF JUNE 27, 2003

This Amendment No. 3 ("Amendment") to the Visual Content Services Agreement dated April 19, 2000, as previously amended ("Agreement"), by and between eBay Inc. ("eBay") and Internet Pictures Corporation ("iPIX") modifies and amends the Agreement as set forth below.

WHEREAS, the Agreement is scheduled to expire on September 30, 2003, subject to certain post-termination obligations; and

WHEREAS, eBay is in the process of developing technology to support image services ("eBay Image Services"); and

WHEREAS, eBay and iPIX desire to migrate eBay's customer base from the eBay-specific "Rimfire" technology-based service currently operated by iPIX to the eBay Image Services; and

WHEREAS, eBay and iPIX desire to minimize any risks of service degradation during this transition;

NOW, THEREFORE, eBay and iPIX agree to amend the Agreement as follows:

Unless otherwise defined herein, all terms used in this Amendment shall retain the same meanings as defined in the Agreement.

1. DEFINITIONS. The following Sections 1.15.1, 1.15.2, 1.22.1, 1.22.2, and 1.25.1, and the attached Schedule L, are hereby added to the Agreement:

         "1.15.1 'eBay Rimfire Technology' means the current server and client technology deployed in production or used by iPIX (including without limitation the existing applicable object code, source code, scripts, Plug-Ins, Help Tools, specifications, architecture description, and documentation) to provide the Basic Service and the Enhanced Services (the "eBay Rimfire Services") on the effective date of Amendment No. 3, and on the two subsequent delivery dates set forth in Section 2.6(c) (Delivery of Technology), including without limitation the technology described in detail on Schedule L, Sections A and D.

         1.15.2 'Rimfire Technology' means the next generation of server and client Rimfire technology currently deployed in pre-production and available for eBay (including without limitation the applicable object code, source code, scripts, Plug-Ins, Help Tools, specifications, architecture description, and documentation) on the effective date of Amendment No. 3, and on the two subsequent delivery dates set forth in
         Section 2.6(c) (Delivery of Technology), including without limitation the technology described in detail on Schedule L, Sections B and D.

         1.15.3 'Photo-Album Technology' means the technology (including without limitation any object code, source code, scripts, specifications, architecture description, and documentation) developed by iPIX in conjunction with eBay and for the benefit of eBay as of the effective date of Amendment No. 3 that was intended to enable end users to manage multiple digital images and to relate those images to their respective eBay auction listings, including without limitation the technology described in detail on Schedule L, Section C.

         1.22.1 'Parallel Transition Services' means the services to be provided by iPIX to eBay described in Section 2.3 (Parallel Transition Services).

         1.22.2 'Migration Services' means the services to be provided by iPIX to eBay described in Section 2.4 (Migration Services).

         1.22.3 'Support Services' means the services to be provided by iPIX to eBay described in Section 2.5 (Support Services).

         1.25.1 'Operations Termination Date' means the date on which any Service Extension services, Parallel Transition Services, Migration Services and Support Services have been completed."

2. TRANSITION SERVICES. The following Sections 2.3, 2.4, 2.5, 2.6, and 2.7, and the attached Schedule K, are hereby added to the Agreement, and Sections 3.1 and 3.2 are amended as set forth below:

(A) New Sections:

         "2.3  Parallel Transition Services.

         (a) Timing. Beginning on the effective date of Amendment No. 3, iPIX will begin providing the services described in this Section 2.3 to eBay and will continue during the Term of this Agreement to provide such services until the date eBay provides formal notice to iPIX that eBay will no longer route Customer Image submissions to iPIX and that iPIX will service only view requests for previously submitted Customer Images (the "Cut-Over Date"), subject to extension at eBay's option pursuant to Section 2.7 (Service Extension). As of the effective date of Amendment No. 3, the parties expect the Cut-Over Date to be on or before September 30, 2003.

         (b) Services.

         (i) iPIX will cooperate fully and promptly with eBay to (A) develop and implement a detailed, reasonable technical plan mutually agreeable to the parties, in accordance with Schedule K, Section A, for the parallel operation of the eBay Rimfire Services with the eBay Image Services (the "Parallel Processing Plan") in order to enable a smooth, orderly, and effective transition of services for Customers to the eBay Image Services and (B) operate the eBay Rimfire Services (including without limitation support for submission and viewing) in parallel with eBay's operation of the eBay Image Services, in accordance with the Parallel Processing Plan and in compliance with the Performance Standards.

         (ii) iPIX will provide the Parallel Transition Services described in this Section 2.3, in Schedule K, Section A, in the Parallel Processing Plan, and in any amendments to the Parallel Processing Plan that eBay may reasonably request, in a manner that ensures that the eBay Rimfire Services continue to meet the Performance Standards through the end of any Service Extension.

         Without limiting the foregoing, iPIX will (A) assist eBay in implementing the Parallel Processing Plan and (B) with respect to any agreement between iPIX and any third party that may conflict with iPIX's obligations under this Agreement as amended, use its commercially reasonable efforts to so amend, or obtain such a waiver or consent as required to enable iPIX's performance hereunder.

         2.4  Migration Services.

         (a) Migration Path. Beginning on the effective date of Amendment No. 3 or a subsequent date (if so requested by eBay), through the Operations Termination Date, iPIX will (i) collaborate with eBay to develop and implement a detailed, reasonable technical plan mutually agreeable to the parties, in accordance with Schedule K, Section B, for the Migration Services ("Migration Plan"), (ii) collaborate with eBay to map the locations of any data (including Images) stored by iPIX after the Cut-Over Date to the systems used by eBay for the eBay Images Services, (iii) assist eBay in migrating data from iPIX's servers to eBay's servers (including "re-list" data), as requested by eBay, (iv) electronically or photonically deliver to eBay, in the format(s) and at the times reasonably requested by eBay, copies of all of the Images and related data stored by iPIX and train eBay regarding the types of data it stores as well as the procedures for modifying or reformatting such data, (v) otherwise perform the services set forth in the Migration Plan, and (vi) when requested by eBay at the end of the migration and transition process, disassemble the systems used for providing the eBay Rimfire Services ("eBay Rimfire Systems") and deliver the Other Assets which eBay has elected to purchase and the components of the eBay Rimfire Systems which eBay already owns to eBay, unless eBay has invoked the "Go Green Contingency," as defined below. IPIX shall not be in breach of any of the obligations in this Section to the extent its failure to perform results from any action or inaction by eBay.

         (b) Go-Green Contingency. eBay shall have the option to request, at any time after September 1, 2003 and before October 31, 2003, that iPIX extricate those systems used to provide services for other iPIX customers from the eBay Rimfire Systems and provide the eBay Rimfire Systems (as an operating whole and in their current location) to eBay and provide eBay employees with any additional training regarding the operation of the eBay Rimfire Systems reasonably requested by eBay (the "Go-Green Contingency"). The parties have not prepared a Go-Green Contingency implementation plan as of the effective date of Amendment No. 3. Immediately upon request by eBay, the parties will use their best efforts to promptly agree on a Go-Green Contingency plan (the "Go-Green Contingency Plan") to be implemented in accordance with the following framework:

         (i) In order to invoke the Go-Green Contingency, eBay must also invoke a Service Extension in accordance with Section 2.7 (Service Extension) for a period which shall be the shorter of four months from the date of eBay's invocation of the Go-Green Contingency or until February 1, 2004.

         (ii) eBay shall additionally pay iPIX two million dollars ($2,000,000) to implement the Go-Green Contingency, which payment includes the acquisition of any hardware or software needed to replicate portions of the eBay Rimfire Systems used to provide services to other iPIX customers.

         (iii) eBay shall purchase any asset on Schedule N ("Other Assets") which is part of the eBay Rimfire Systems when eBay invokes the Go-Green Contingency. The then-current version of Schedule N may only be modified by iPIX, in the event eBay invokes the Go-Green Contingency, to account for repair and maintenance requirements, such as reconfiguring or adding equipment to remedy an equipment failure. eBay shall be responsible for purchasing, and will own, any additional equipment necessary to scale the capacity of the eBay Rimfire Systems to eBay's then-current needs.

         (iv) iPIX shall provide (1) knowledge transfer services regarding operation of the eBay Rimfire Systems and (2) software and hardware maintenance and support related to the eBay Rimfire Technology in conformance with the performance criteria and the service level guarantees in Schedule K, Section D.1 in a manner that is designed to enable the eBay Rimfire Services to continue to meet the Performance Standards when operated by eBay.

         2.5 Support Services. Beginning on the effective date of Amendment No. 3 through the end of the Term:

         (a) Consulting. iPIX will provide consulting services related to the eBay Rimfire Technology, the Rimfire Technology, and the Photo-Album Technology in accordance with Schedule K, Section C.

         (b) Code Walk-Through. Upon request by eBay (but no more than a total of three times and not after the Operations Termination Date), iPIX will perform a "code walk-through" (anticipated not to exceed two days) of the eBay Rimfire Technology, the Rimfire Technology, and the Photo-Album Technology with technical representatives of eBay.

         (c) Delivery of Technology. iPIX will electronically or photonically deliver a copy of each of the eBay Rimfire Technology, the Rimfire Technology, and the Photo-Album Technology to eBay in all its current forms (i.e., object code, source code and script forms, etc.) and in its then-current version on or about each of the following dates: upon execution of Amendment No. 3, upon one request by eBay at any time prior to the termination or expiration of the Agreement, and on the Operations Termination Date. Unless eBay invokes the Go-Green Contingency, iPIX will have no further obligation to deliver any versions of the eBay Rimfire Technology, the Rimfire Technology, and the Photo-Album Technology or any corrections, modifications, updates or enhancements thereof.

         2.6 iPIX Employees. In addition to its other obligations in the Agreement, iPIX will ensure that it retains sufficient personnel to provide the services described in the Agreement through the Operations Termination Date. Although the Parallel Transition Services, the Migration Services and the Support Services may require significant commitment and attention by iPIX personnel, neither party contemplates that such services will require iPIX to hire additional personnel (other than in order to replace personnel whose employment terminates) or to incur significant incremental expenses outside the ordinary course of business.

         2.7 Service Extension. eBay may, in its discretion, extend the Cut-Over Date or any or all of the services after September 30, 2003 upon fifteen days notice for the first extension and thirty days notice thereafter, on a month to month basis, for up to four months (the "Service Extension"). Upon any such extension, iPIX will (continue to) provide the applicable service to eBay for the applicable period for the fees set forth in Section 5.10(b); provided however, that, during any Service Extension, iPIX will not be required to accept submissions of (a) more than 2.5 million images per day or (b) more than a maximum of 66,106 image submissions per peak 15-minute period."

(B) Amendment of Sections 3.1 and 3.2:

         (1) Section 3.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

         "3.1     Performance Standards. iPIX will ensure that the provision of the Services meets the criteria described in Exhibits A and B."

         (2) Section 3.2 of the Agreement is hereby deleted in its entirety.

3.       EQUIPMENT AND FACILITIES.

         3.1 MASTER LEASE EQUIPMENT. Subject to (a) iPIX `s performance to eBay's reasonable satisfaction of the Parallel Transition Services, the Migration Services, and the Support Services and (b) iPIX's timely payment of the fees required to reduce the outstanding principal under the parties' Master Lease Agreement dated September 26, 2001 (including all the leases scheduled thereunder ("Master Lease")) to the balance due on September 30, 2003 (which as of the effective date of Amendment No. 3 is $1,197,838.00, but which will be adjusted in accordance with the terms of the Master Lease to account for the value of certain equipment decommissioned by iPIX), iPIX's obligation to make any additional payments under the Master Lease after such payment will be suspended. In addition, subject to iPIX's performance to eBay's reasonable satisfaction of the Parallel Transition Services, Migration Services and the Support Services during any Service Extension, upon the Operations Termination Date, eBay will waive its right to receive any additional lease payments under the Master Lease and execute a document (in a mutually agreeable form to be attached as Schedule M within two weeks of the effective date of Amendment No. 3) terminating the Master Lease as of the completion of the Migration Services.

         3.2 OTHER ASSETS. eBay will review the inventory of other assets (including equipment, software, and maintenance agreements) used by iPIX to provide the eBay Rimfire Services as described on Schedule N ("Other Assets"). Schedule N, which is a complete list (as of the effective date of Amendment No. 3) of each of the Other Assets and the applicable net book value of same, is hereby added to the Agreement. iPIX may amend Schedule N at any time on reasonable written notice to eBay. eBay will have the right, but not the obligation, to purchase all or some of the Other Assets at each of such Other Assets' net book value as of the Operations Termination Date in accordance with an appropriate purchase agreement to be negotiated and executed by the parties. iPIX will maintain its then-current eBay Rimfire Services systems hardware, software, facilities and telecommunications environment (as a whole) until the Operations Termination Date. iPIX will not sell or transfer operation of the Other Assets to any third party until after the Operations Termination Date.

         3.3 IPIX OBLIGATIONS TO QWEST. eBay will, in good faith, use its reasonable efforts to assist iPIX in terminating or renegotiating its contractual obligations to Qwest Communications International, Inc. ("Qwest") under iPIX's Qwest Total Advantage Agreement with Qwest dated January 16, 2003 ("Qwest Agreement") to be effective as of September 30, 2003. The parties shall cooperate to approach Qwest as soon as possible to begin discussions of such renegotiation or termination. If such obligations are not terminated as of the Operations Termination Date, eBay may choose, in its discretion, to assume some or all of iPIX's contractual obligations to Qwest under the Qwest Agreement.

         3.4 REFERENCE ACCOUNT. eBay agrees to serve as a reference customer for iPIX's TSG business, subject to eBay's prior written approval of any materials in which iPIX may refer to eBay.

4.       EXCLUSIVITY WAIVER.  The following provision is added to the end of
Section 4.3 of the Agreement:

         "iPIX waives the application of the provisions of Section 4.3 and Exhibit D with respect to any of the eBay activities contemplated by Amendment No. 3."

5.       PAYMENTS.   Each party will continue to pay the fees otherwise due and payable to such party under the Agreement through September 30, 2003. eBay has no intention of changing any of the fees it currently charges for image services, or imposing fees on any image services it currently offers at no charge, through September 30, 2003, and will pay iPIX for Enhanced Services in accordance with Section 5.3 (Enhanced Services Payments) through September 30, 2003. Except as provided under Section 3.1 (Master Lease Equipment) of Amendment No. 3, Section 3.2 (Other Assets) of Amendment No. 3, or new Sections 2.4(b) (Go-Green Contingency), 5.9 (License and Transition Services Fees) or 5.10 (Miscellaneous Fees), no fees will accrue to either party after September 30, 2003. The following Sections 5.9 and 5.10 are hereby added to the Agreement:

         "5.9 License and Transition Services Fees. eBay will pay iPIX an aggregate total of eight million dollars ($8,000,000), in consideration for the licenses granted and services provided to eBay under this Agreement, as provided in this Section 5.9.

         (a) License Fee. eBay will pay iPIX a first license fee payment of three million dollars ($3,000,000) upon execution of Amendment No. 3 to the Agreement, eBay's receipt of a legal opinion in a form satisfactory to eBay and the release of all liens on the eBay Rimfire Technology, Rimfire Technology and Photo-Album Technology in a form satisfactory to eBay. Upon payment of this fee, the license granted under Section 7.6 (License to Rimfire Technology and Photo-Album Technology) will be perpetual and irrevocable, notwithstanding any other provision in this Agreement to the contrary.

         (b) Additional License Fees. eBay will pay iPIX a second license fee payment of three million dollars ($3,000,000) on October 1, 2003, subject to iPIX's performance to eBay's reasonable satisfaction through such date of the Parallel Transition Services, the Migration Services or the Support Services. eBay will pay iPIX a third license fee payment of two million dollars ($2,000,000) upon completion of the Migration Services.

         5.10 Miscellaneous Fees.

         (a) iPIX Bandwidth Fees. iPIX will be solely responsible for payment of all bandwidth costs associated with any and all services provided by it under this Agreement.

         (b) Service Extension Fees. If eBay exercises its Service Extension option described in Section 2.7 (Service Extension), eBay will pay iPIX
         (i) $450,000 for each month eBay elects to extend the services provided by iPIX and (ii) $0.015 for each Image submitted in excess of 12 million per month. If applicable, iPIX will invoice eBay for the foregoing fees at the end of each month of the Service Extension. eBay will pay such invoices within 20 days of receipt."

6.       TERMINATION.  Section 6 of the Agreement is hereby amended as follows:

         6.1 Section 6.1 of the Agreement is hereby deleted and replaced with the following:

                  "6.1 Term. The term of the Agreement will commence on the Effective Date and shall continue until the Operations Termination Date, with the first `Deal Quarter' commencing on April 1, 2000."

         6.2 iPIX hereby waives all of its rights under Section 6.2 of the Agreement.

         6.3 Section 6.3 is hereby deleted in its entirety and replaced with:

                  "6.3 Termination for Breach. Unless otherwise agreed in writing between the parties, a party may terminate this Agreement in the event the other party breaches a material term, condition or representation of this Agreement, and fails to remedy such default within 30 days after being notified by the non-breaching party of such breach or failure. The failure by iPIX to meet any of the Performance Standards, other than from a failure resulting from eBay's act or failure to act, shall constitute a material breach of this Agreement, subject to the following additional exception:

                  (a) The parties will cooperate to minimize the potential impact of any Parallel Transition Services or Migration Services on the performance of the eBay Rimfire Services or iPIX's ability to meet the Performance Standards. iPIX will promptly notify eBay if iPIX believes an eBay request for specific Parallel Transition Services or Migration Services will have a potentially adverse impact on the eBay Rimfire Services or iPIX's ability to meet the Performance Standards, specifying in reasonable detail the expected causes and scope of such potential degradation. If eBay then requests that iPIX nevertheless perform the applicable service, any failure by iPIX to meet the Performance Standards caused by performing the applicable service as requested by eBay shall not constitute a material breach of this Agreement and shall not constitute grounds for eBay to determine that iPIX has not performed any Parallel Transition Services or Migration Services to eBay's reasonable satisfaction in connection with the suspension or waiver of iPIX's payments under the Master Lease in accordance with Section 3.1 or eBay's payment obligations in Section 5.9."

         6.4. Section 6.4(b) of the Agreement is hereby deleted in its entirety.

         Section 6.4(c) of the Agreement is hereby deleted in its entirety and replaced with the following:

                  "(c) Except for the eBay Rimfire Technology, the Rimfire Technology, and the Photo-Album Technology, eBay will cease all use of the iPIX Technology."

         Section 6.4(d) of the Agreement is hereby deleted in its entirety and replaced with the following:

                  "(d) Each party will promptly destroy or return any Confidential Information of the other party in its possession, including, in iPIX's case, eBay's Customer Information. Notwithstanding the foregoing sentence, however, eBay may indefinitely retain copies of the eBay Rimfire Technology, the Rimfire Technology, the Photo Album Technology, and any other information provided as part of the Parallel Transition Services or the Migration Services or the Support Services."

         The paragraph at the end of Section 6.4 of the Agreement is hereby deleted.

         6.5 Section 6.5 of the Agreement is hereby deleted in its entirety and replaced with the following:

         "6.5 Survival of Certain Terms. The provisions of the following sections will survive any expiration or termination of the Agreement: 1 (Definitions), 5.6 (Payment Terms; Taxes), 5.8 (Inspection of Records),
         6.4 (Effects of Termination), 6.5 (Survival of Certain Terms), 7.1(a) (Ownership), 7.2(a), 7.2(b)(iii), 7.2(b)(iv), 7.3(a)(i), 7.3(a)(iii),
         7.3(b)(i), 7.4 (Limitation on Grant of Rights), 7.6 (License to Rimfire Technology and Photo-Album Technology), 8 (Confidentiality), 9 (Representations and Warranties), 10 (Indemnification), 11 (Limitation of Liability), and all of 13 (General Provisions) except for Section
         13.1. Except as otherwise expressly provided herein, all other rights and obligations of the parties will cease upon expiration or termination of the Agreement."

7.       LICENSES.

         7.1 MODIFICATION TO EXISTING LICENSES. Section 7.1(a) is hereby deleted in its entirety and replaced with the following:

         "(a) Ownership. All iPIX Technology (including the eBay Rimfire Technology, the Rimfire Technology, and the Photo-Album Technology), all Images created prior to the Operations Termination Date ("iPIX Images"), and Help Tools (as well as any modifications to the foregoing made by eBay prior to the effective date of Amendment No. 3) are, and at all times will remain, the exclusive property of iPIX (or, in the case of iPIX Images, their submitters), and no provision of this Agreement implies any transfer to eBay of any ownership interest in the iPIX Technology, Help Tools, or iPIX Images. The licenses set forth in this Agreement confer neither title to, nor ownership in, the iPIX Technology, Help Tools or iPIX Images and are not a sale of any rights therein. Subject to iPIX's ownership of the iPIX Technology, Help Tools, and iPIX Images, any modifications or derivative works, made by eBay at any time after the effective date of Amendment No. 3, of the eBay Rimfire Technology, the Rimfire Technology, the Photo-Album Technology, or Images ("eBay Modifications"), shall be owned by eBay, including without limitation all right, title and interest (including any copyrights, trade secrets, patent rights, moral rights, contract rights and licensing rights worldwide) in and to the foregoing. iPIX represents and warrants that it has all rights necessary to grants the licenses granted under this Agreement, except that it makes no representation or warranty with respect to iPIX Images, which are the property of the Customers submitting them."

         7.2 RESTRICTIONS. Sections 7.1(b)(i) and 7.1(b)(iii) are hereby deleted in their entirety. Former Section 7.1(b)(ii) is hereby renumbered as 7.1(b)(i) and former Section 7.1(b)(iv) is hereby renumbered as Section 7.1(b)(ii).

         7.3      RIMFIRE AND PHOTO-ALBUM TECHNOLOGY.  The following Section
7.6 and the attached Schedule O (Companies) are hereby added to the Agreement:

         "7.6 License to Rimfire Technology and Photo-Album Technology. As a license grant that is separate and independent of any license granted under Section 7.1, iPIX hereby grants eBay a perpetual, irrevocable (subject solely to payment of the license fee in Section 5.9(a) and notwithstanding any provision in the Agreement to the contrary), nonexclusive, fully-paid, royalty-free, worldwide license, including without limitation, any copyrights, trade secrets, patent rights, moral rights, contract rights and licensing rights worldwide, to use, reproduce, distribute, display, perform and digitally perform, modify, create derivative works of, and in any way exploit the eBay Rimfire Technology, the Rimfire Technology, the Photo-Album Technology, and the Images to make, have made, sell, offer to sell, import, and use any product or service as a part of eBay's or its affiliates' business, including the right (a) to sublicense such rights to eBay affiliates and third parties for the purpose of providing support to eBay or its affiliates and (b) to sublicense any eBay customer to use the Images and the object code version of any end user components (including without limitation Scripts, Help Tools, and Plug-Ins) in such technology. Notwithstanding anything to the contrary herein, eBay will not sublicense or resell to any third parties the eBay Rimfire Technology, the Rimfire Technology or the Photo-Album Technology (except as permitted in clauses (a) and (b) above) in the form of software code unless such technology is an integral part of a larger eBay product to which eBay has contributed the majority of the value. For a period of three years after the effective date of Amendment No. 3, iPIX agrees not to (y) use the eBay Rimfire Technology, the Rimfire Technology, the Photo-Album Technology or any other functionally-equivalent technology to itself directly enable the posting by end users of images to eBay and eBay affiliate marketplaces whose domains are in use as of the effective date of Amendment No. 3, or (z) license the eBay Rimfire Technology, the Rimfire Technology, the Photo-Album Technology or any functionally-equivalent technology to the companies listed in Schedule O (Companies)."

         7.4 TRADEMARKS. The following Section 7.3(a)(iii) is hereby added to the Agreement:

         "(iii) iPIX hereby grants eBay a nonexclusive, perpetual, irrevocable (notwithstanding any provision in the Agreement to the contrary), worldwide, royalty-free, fully paid right (with the right to sublicense to eBay affiliates) to use the iPIX Marks (a) solely as a part of any iPIX watermarks that may appear in any of the Images stored as of the termination of the Agreement or (b) as may incidentally appear on eBay's (or its affiliates') sites for a reasonable time after eBay's transition to the eBay Image Services. In addition, iPIX agrees that it will cooperate with eBay to remove, and hereby permits eBay to remove, any such iPIX watermarks from any Images."

         7.5 BANKRUPTCY. The last sentence of Section 11 (Bankruptcy Code) of Amendment No. 2 is hereby deleted in its entirety and replaced with the following: "Upon written request of eBay to iPIX or the bankruptcy trustee, iPIX or the bankruptcy trustee will not interfere with, and will fully comply with any restrictions on iPIX with respect to, the rights of eBay as provided in this Agreement."

8.       CONFIDENTIALITY. The following Section 8.3 is hereby added to the
         Agreement:

         "8.3 Source Code. The parties acknowledge that the source code being provided to eBay under the Agreement ("Source Code") is the valuable intellectual property of iPIX. eBay shall maintain the Source Code in strictest confidence. In addition to the other obligations of confidentiality between the parties, eBay shall take at least those measures that eBay takes to protect its own most highly confidential source code to protect the Source Code, which procedures eBay represents are consistent with best industry practices."

9.       REPRESENTATIONS AND WARRANTIES.

         The following is added at the end of Section 9.1 of the Agreement:

         "iPIX further represents and warrants that the eBay Rimfire Technology is all of the software and documentation used by iPIX to perform the eBay Rimfire Services and that the eBay Rimfire Technology, when operated in the eBay Rimfire Systems environment's then-current hardware, software, facilities and telecommunications configuration, is capable of meeting the Performance Standards."

         The parties agree that Section 9.2 of the Agreement applies to the eBay Rimfire Technology, Rimfire Technology and Photo-Album Technology.

10.      INDEMNITY. The following new Section 10.4 is hereby added to the
         Agreement:

         "10.4 Any Claim arising from facts and circumstances in existence as of the Operations Termination Date, including claims with respect to Services, shall not be affected by this Section. With respect to Claims of third parties arising after the Operations Termination Date, the indemnification provisions of Section 10.1 shall apply only to Claims arising from the infringement or alleged infringement of a third party's worldwide patent, trademark, copyright, trade secret or other intellectual property right by the eBay Rimfire Technology, Rimfire Technology and Photo-Album Technology licensed under this Agreement as delivered to eBay on or before the Operations Termination Date. In addition, after the Operations Termination Date, the indemnification provisions of Section 10.1 shall not apply to (a) eBay's use of such licensed technologies to provide any services other than the Basic Service and Enhanced Services as conducted as of effective date of Amendment No. 3, (b) to any Claim arising from the combination of such licensed technologies with other technologies where such combination is the object of the Claim, or (c) any Claim relating solely to any modifications or derivative works made by eBay of such licensed technologies after their delivery to eBay hereunder."

11. LIMITATION OF LIABILITY. Section 11 of the Agreement is hereby deleted in its entirety and replaced with the following:

         "Except with respect to each party's indemnification obligations set forth in Section 10 or a breach by either party of its obligations described in Section 8 or a breach by eBay of the scope of the license granted by iPIX in Section 7.6, in no event will either party be liable to the other for lost profits or any form of indirect, special, incidental, or consequential damages of any character from any causes of action of any kind with respect to this Agreement whether based on breach of contract, tort (including negligence), or otherwise, and whether or not the other party has been advised of the possibility of such damage. Except with respect to each party's indemnification obligations set forth in Section 10 or a breach by either party of its obligations described in Section 8, and excluding amounts due and payable hereunder, neither party's liability under or in connection with this Agreement, shall exceed an amount equal to $16,000,000. This limitation of each party's liability is cumulative, with all payments for claims or damages under or in connection with this Agreement being aggregated to determine satisfaction of the limit. The existence of one or more claims will not enlarge the limit.

         Notwithstanding any inconsistent provision in any agreement between the parties (including without limitation this Agreement), except with respect to each party's indemnification obligations in Section 10 or a breach by either party of its obligations as described in Section 8 solely with respect to the disclosure of the other party's Confidential Information to third parties, each party hereby agrees that the other party shall have no liability of any kind to the other, and releases all claims against the other party and its affiliates and its and their employees, shareholders, directors, officers, agents, representatives, administrators, predecessors, successors and assigns, whether in contract or tort, or known, unknown or unsuspected, for any activities related to developing, providing, using, or in connection with, the iPIX Images, iPIX Technology, Services, eBay Image Services, eBay Rimfire Technology, Rimfire Technology, Photo-Album Technology or transitioning the eBay Rimfire Services to eBay that occurred prior to the effective date of Amendment No. 3, other than liability for payments due and payable in accordance with Section 5. Each party hereby waives any and all rights and benefits conferred by the provisions of Section 1542 of the Civil Code of the state of California ("Section 1542") and any other similar provision under applicable law.
         Section 1542 reads as follows:

                  `A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.' "

12. ADDITIONAL PRESS RELEASE. The following new Section 13.3.1 is hereby added to the Agreement:

         "13.3.1 Additional Press Release. Any proposed press release concerning the substance of Amendment No. 3 must be pre-approved by both parties, which approval shall not be unreasonably withheld. A reasonable time, which shall not be less than three business days, before the press release is to be released, iPIX will provide eBay with a draft of such proposed press release, and eBay will then promptly review and comment on same."

13.      ASSIGNMENT. The following text is hereby added to the end of Section
         13.8:

         "Upon the expiration date or the effective date of termination, the foregoing restrictions shall no longer apply. Thereafter, this Agreement may not be assigned by either party, except as part of a corporate reorganization, consolidation, merger or sale of substantially all assets reasonably related to the subject matter of this Agreement or all stock of the assigning party, and the assigning party shall provide notice of such assignment to the other party. In any sale, transfer, assignment, or other disposition of the technology licensed to eBay hereunder, iPIX shall assign this Agreement to the acquiror of such technology and the acquiror will expressly agree in writing to be bound by the provisions hereof. Any attempted transfer or assignment in violation of the provisions of this Section will be void. This Agreement shall inure to the benefit of and be binding upon the successors of the parties."

14. NAMED CONTACTS. In addition to modifications to the Agreement, the parties hereby amend their March 17, 2003 Mutual Nondisclosure Agreement ("NDA") to delete the second paragraph of Section 2 of the NDA.

15. Except as provided in this Amendment, all terms and conditions set forth in the Agreement shall remain in full force and effect. In the event any provision or term of this Amendment conflicts with a provision or term in the Agreement or any prior Amendments thereto, the provision(s) or term(s) of this Amendment shall control and supercede any such conflicting provision(s) or term(s).

IN WITNESS WHEREOF, the parties have executed this Amendment No. 3 to the Agreement as of the effective date set forth above.

eBay:                                     iPIX:

eBay Inc.                                 Internet Pictures Corporation

/s/ Jeff Jordan                           /s/ Paul Farmer
------------------------------            ------------------------------------
Authorized Signature                      Authorized Signature

Jeff Jordan                               Paul Farmer
------------------------------            ------------------------------------
Printed Name                              Printed Name

Senior Vice President                     Chief Financial Officer
------------------------------            ------------------------------------
Title                                     Title

June 27, 2003                             June 27, 2003
------------------------------            ------------------------------------
Date                                      Date